P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON ELECTS NEW BOARD MEMBER

PITTSBURGH, Nov. 7 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) is pleased to announce the election of Randall S. Dearth (44) to its board of directors.

Mr. Dearth has served as president and chief executive officer of LANXESS Corporation since it was created in 2004, when the former chemicals business of the Bayer Group became a separate legal entity. LANXESS develops, manufactures, and markets specialty chemicals, plastics, rubber and intermediates. The company has nine production and sales offices in the U.S.

In 1988 Mr. Dearth joined Bayer Corporation as an automotive coatings chemist and held positions of increasing responsibility at the company, including president and chief executive officer of Bayer Chemicals Corporation. From 1993 to 1997, Mr. Dearth was on assignment in Germany where, as marketing manager, he was responsible for developing the European and Asian markets for monomeric aliphatic isocyanates, which are used in diverse coatings and elastomeric applications.

Mr. Dearth holds a bachelor’s degree in chemistry from Hiram College, and a master’s degree in polymer science and engineering from Case Western Reserve University in Cleveland.

Commenting on the announcement, John Stanik, chairman, president and chief executive officer of Calgon Carbon, said, “I am extremely pleased that Randy is joining our board. His link to the chemical industry and his experience in the European and Asian markets will be invaluable as we continue to grow our business in those regions. In addition, his technical background is an excellent fit with Calgon Carbon’s business.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

For more information, contact Gail Gerono at 412 787-6795.

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